EXHIBIT 99.1


    EARNINGS INFORMATION - INFINITY BROADCASTING CORPORATION


FOURTH QUARTER 2000 SEGMENT RESULTS
------------------------------------

     Radio segment net revenues for the fourth quarter of 2000 increased approximately 10%, to $584 million, versus $531 million for the fourth quarter of 1999. Operating cash flow for the Radio segment climbed to $315 million, from $283 million for the same period last year, an increase of approximately 11%. On a pro forma basis, Radio segment net revenues increased approximately 4% and operating cash flow increased approximately 6%.

     Outdoor segment net revenues for the fourth quarter of 2000 were $482 million, compared to $228 million for the fourth quarter of last year, an increase of approximately 111%. Outdoor segment operating cash flow for the fourth quarter of 2000 increased approximately 147%, to $183 million, versus $75 million for the fourth quarter last year. On a pro forma basis, Outdoor segment net revenues increased approximately 9% and operating cash flow increased approximately 18%. These increases were due to strong operating results at Infinity Outdoor, including its operations in Canada and Mexico, as well as the Company's outdoor properties in Europe.


TWELVE MONTH 2000 RESULTS
--------------------------

     Net revenues for the year ended December 31, 2000 increased approximately 57%, to a record $3,856 million, compared to $2,449 million for the year ended December 31, 1999. Operating cash flow for the year ended December 31, 2000 rose to a record $1,743 million, compared to $1,067 million for 1999, an increase of approximately 63%. Net free cash flow for the year ended December 31, 2000 increased $402 million, or approximately 61%, to $1,060 million, versus $658 million for the same prior-year period.

     On a pro forma basis, Infinity's consolidated results for 2000 were highlighted by a 13% increase in net revenues and a 19% increase in operating cash flow. These across-the-board double digit increases were paced by advertising revenue growth at both Infinity's radio stations and outdoor advertising businesses.

     Operating income for the year ended December 31, 2000 was $1,048 million, compared to $742 million for 1999, an increase of approximately 41%.

    Other income for the year ended December 31, 2000 was $96 million. During the fourth quarter of 2000, the Company recognized a gain on the sale of certain outdoor assets, as well as gains on certain foreign currency transactions.

     Income taxes for the year ended December 31, 2000 were $515 million, compared to $349 million for 1999, an increase of $166 million. The increase is due principally to higher operating results, as well as the gains recorded in the fourth quarter. The Company paid taxes of $39 million during 2000 versus $306 million during 1999. The substantial reduction in cash tax payments is the result of a tax benefit from the exercise of stock options assumed primarily in conjunction with the Infinity Outdoor acquisition.

    Net income for the year ended December 31, 2000 was $460 million, or $0.42 per share, versus $377 million, or $0.44 per share for 1999, an increase of $83 million, or approximately 22%.

     Net free cash flow, excluding the aforementioned gains, for the year ended December 31, 2000 was $1,001 million, compared to $658 million for 1999, an increase of 52%.

TWELVE MONTH 2000 SEGMENT RESULTS
---------------------------------

     Radio segment net revenues for the year ended December 31, 2000 increased approximately 16%, to $2,137 million, compared to $1,835 million for 1999. Radio segment operating cash flow for 2000 climbed to $1,109 million, compared to $918 million for 1999, an increase of approximately 21%. On a pro forma basis, Radio segment net revenues increased approximately 14% and operating cash flow increased approximately 18%.

     Outdoor segment net revenues for 2000 increased to $1,719 million, versus $614 million for the same period last year, an increase of approximately 180%. Outdoor segment operating cash flow for 2000 rose to $656 million, compared to $161 million for 1999, an increase of approximately 308%. On a pro forma basis, Outdoor segment net revenues increased approximately 13% and operating cash flow increased approximately 23%.


OTHER MATTERS
--------------

     Through December 31, 2000, pursuant to $1 billion of stock buyback authorizations, the Company has acquired 28 million shares of its Class A common stock for $823 million at an average price of $29.25 per share. The buyback was funded principally from the Company's internal cash resources.

     On August 14, 2000, Viacom Inc. (NYSE: VIA, VIA.B) offered to purchase, through a stock-for-stock merger transaction, all the issued and outstanding shares of the Company's Class A common stock not currently owned by Viacom. Pursuant to the proposed transaction, each Infinity Class A share would be converted into the right to receive 0.592 shares of Class B common stock, par value $.01 per share, of Viacom. Viacom currently holds 100% of the Company's Class B common stock, which represents approximately 64.2% of the equity of Infinity and approximately 90.0% of the combined voting power of the Infinity Class A and Class B shares. Viacom currently does not hold any Infinity Class A shares. On February 21, 2001, Infinity will hold a stockholders' meeting to approve the merger of Viacom with Infinity. The closing of the merger is expected to occur promptly following the meeting.

     Pro forma results assume the completion of all acquisitions and related divestitures of radio and outdoor properties, including the acquisitions of Infinity Outdoor and 18 radio stations from Clear Channel, occurred on January 1, 1999.

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                      INFINITY BROADCASTING
                           CORPORATION
                      EARNINGS INFORMATION
        (unaudited, in millions except per-share amounts)



                            THREE                   TWELVE
                            MONTHS                  MONTHS
                            ENDED                   ENDED
                          DECEMBER 31,            DECEMBER 31,
                        2000         1999       2000        1999
                       --------------------    -----------------


Revenues             $  1.066       $  759    $ 3,856    $  2,449

Operating
expenses                  576          409      2,112       1,382

Depreciation &
amortization              185          106        696         325
                        -----        -----      -----       -----
Operating costs &
expenses                  761          515      2,808       1,707
                        -----        -----      -----       -----
Operating income
                          305          244      1,048         742
Other income &
(expenses), net            97           --         96          --

Interest expense,
net                      (54)         (14)      (169)        (16)
                        -----        -----      -----       -----
Income before
income taxes              348          230        975         726

Income tax
Expense                   171          112        515        349
                        -----        -----	 -----     ------
Net income             $  177    $     118      $ 460      $  377
                        ======        ======     ======     ======

Average shares
outstanding -           1,091          897      1,089         866
basic                 =======      =======    =======     =======

Average shares
outstanding -           1,092          901      1,092         868
diluted               =======      =======    =======     =======

Basic earnings
per common share       $ 0.16      $  0.13     $ 0.42     $  0.44
                      =======      =======    =======     =======
Diluted earnings
per common share       $ 0.16      $  0.13     $ 0.42     $  0.43
                       ======      =======    =======     =======